Exhibit 4.3

8 June 2020

QIWI BANK (JOINT-STOCK COMPANY)

as seller

of QIWI PLC

as seller

and

PUBLIC JOINT STOCK COMPANY “SOVCOMBANK”

as buyer

THE AGREEMENT FOR THE ACQUISITION OF ASSETS

RELATED TO THE PROJECT “SOVEST”

Contents

1	Terms and interpretation	3
2	Subject of Agreement	16
3	Termination conditions	18
4	Closing	18
5	The purchase price and procedure for its payment	26
6	Additional undertakings	31
7	Indemnities	32
8	Representations of the Parties	37
9	Modification, termination and invalidity	43
10	Confidentiality	44
11	Expenses	46
12	Assignment	46
13	Notifications	46
14	Liability	47
15	Anti-corruption clause	47
16	Dispute resolution and governing law	48
17	Counterparts and language	49

THIS ASSET TRANSFER AGREEMENT (the “Agreement”) was made on 8 June, 2020 in the city of Moscow,

BETWEEN:

(1)

Qiwi plc, a company incorporated under the laws of the Republic of Cyprus with registered number HE 193010 whose registered office is at 12 Kennedy Avenue, Kennedy Business Centre, 2nd Floor, 1087 Nicosia, Cyprus (the “Seller PLC”);

(2)

Qiwi Bank (Joint Stock Company), a joint stock company incorporated under the laws of the Russian Federation under the main state registration number 1027739328440, whose registered office is at Chertanovo Severnoe microdistrict 1A, building 1, Moscow, Russian Federation (the “Seller” and, together with the Seller PLC, the “Sellers”); and

(3)

Public Joint Stock Company “Sovcombank”, a public joint stock company incorporated under the laws of the Russian Federation under the main state registration number 1144400000425, whose registered office is at 46 Tekstilshchikov Avenue, Kostroma, Russian Federation (the “Buyer”);

PROVIDED THAT:

(I)

as of the date of this Agreement, Seller and Seller PLC are the owners of Assets (as defined below) that together constitute a set of property rights and obligations related to and necessary for the operation of the Business (as defined below) for the implementation of the Project Sovest (as defined below);

(II)

The Buyer intends to continue operating the Business independently, and therefore the Buyer intends to purchase the Assets and pay for them the Business Purchase Price under the terms set out in this Agreement; and

(III)	On 12 May 2020 the Parties have entered into an agreement on the main terms of the transaction and the procedure for conducting negotiations for the purpose of entering into this Agreement,

THE PARTIES HAVE AGREED AS FOLLOWS:

1	TERMS AND INTERPRETATION

1.1	Capitalized terms used in this Agreement have the following meanings:

“BIN” means each bank identification number assigned by the Payment System in respect of Cards to identify the issuing bank.

“Custodian” means Limited Liability Company “ORB”, a legal entity registered under the laws of the Russian Federation under the main state registration number 1047796746447 at the address: 63 Lykovskaya 2nd street, building 9, Moscow, 123458.

“Social Network Accounts” means pages, groups, and communities in social networks located at the following addresses: : https://vk.com/sovestclub; https://instagram.com/sovestclub; https://www.facebook.com/sovestclub; https://twitter.com/sovestclub https://www.youtube.com/channel/UC3mpZrhsLbjGUNGI-8xg9OQ..

“Activation” means the procedure for cancelling the technical restriction on Card performing established at the time of issuing the Card in accordance with the General Terms.

“Assets” means:

(a)	IP Objects;

(b)	rights and obligations under the service agreement made between the Seller and the telecom operator in respect of Phone Numbers;

(c)	Receivables;

(d)	Cards;

(e)	Hybrid Agreements Rights;

(f)	Hybrid Agreements Duties; and

(g)	Credit Files.

“Affiliate” means in relation to any person:

(a)

any Controlling person, and if such Controlling person is a person created in the form of a fund, the “Affiliates” of the relevant person are also consultants, managers and general partners of such a fund;

(b)	any Controlled person;

(c)	any person under common Control with such person; and

(d)

affiliate of such person with the meaning given to it by the Law of RSFSR No. 948-I dated 22 March 1991 “On competition and restriction of monopolistic activity on commodity markets”, thus for purposes of interpretation of this term “Affiliate” links to the mentioned law on “natural person engaged in entrepreneurial activities” also include references to any individual.

“Database” means a set of information submitted in the form of a digital data massive in the Agreed Form and in a format agreed between the Buyer and the Seller, containing information about Cards, Receivables, Credit Files and Cards transaction history which is transferred as a set of information and not considered as an intellectual property.

“Base Price” means the basic indicator for calculating the Business Purchase Price determined in accordance with Clause 5.2 (Base Price).

“Business” means the Seller’s activities as of the date of this Agreement for the services performed in aggregate as follows:

(a)

providing consumer loans with a credit limit to individuals (clients), including by issuance, distributing to individuals (clients) and servicing the Cards in respect of which no interest (or interest at a reduced rate) accrues provided that the principal amount is returned within the established time limit; and

(b)

charging commissions to the Merchant Partners in exchange for providing the possibility of Card settlement at the places where services are provided and goods are sold by the Merchant Partners conditional upon compensating interest on the loan to the lender.

“Involved Employees” means employees of the Seller or its Affiliates involved in the implementation of the Project Sovest and listed in the Involved Employees List.

“Second Base Price Adjustment” has the meaning given to it in paragraph (a) of Clause 5.8 (Second Base Price adjustment).

“Civil Code” means the Civil code of the Russian Federation (part one adopted by the Federal law No. 51-FZ dated 30 November 1994, part two approved by the Federal law No. 14-FZ dated 26 January 1996, part three, approved by the Federal law No. 146-FZ dated 26 November 2001 and a part the fourth, approved by the Federal law No. 230-FZ dated 18 December 2006).

“State Authority” means any state, its constituent entities, administrative and territorial units, any agency, institution or organization regardless of its organizational-legal form, endowed with legislative, executive or judicial functions and powers of public authority (including any government authority, ministry, service, agency, department, board, committee, commission, court, board, court, arbitration court), as well as any supranational entity endowed with functions of public authorities (including international organizations and inter-state and unions).

“Gross Value” means the gross value under IFRS.

(a)	due principal amount (account 455);

(b)	overdue principal amount (account 458);

(c)	due interest accrued (account 47427);

(d)	overdue interest accrued (account 459);

(e)	technical overdrafts (account 30233),

and, in each case, calculated on the basis of the Confirmation Documents or calculated by the Independent Calculation Agent according to Clause 5.9 (Third Base Price Adjustment).

“Closing Date” means 13 July 2020, unless other date is agreed in writing by the Parties, subject to the provisions of Clause 4.11 (Postponing the Closing).

“Communication Date” means 18 June 2020, unless other date is agreed in writing by the Parties.

“Consents Collection Deadline” means 28 June 2020, unless other date is agreed in writing by the Parties.

“Portfolio Fixing Date” means 10 July 2020, unless other date is agreed in writing by the Parties, subject to the provisions of Clause 4.11 (Postponing the Closing).

“Seller IP Transfer Agreement” means an agreement(s) on the transfer by the Seller of the Seller Domains to the Buyer, concluded in accordance with Clause 4.1.3.

“Seller PLC IP Transfer Agreement” means an agreement(s) contract for the transfer of Seller PLC ‘s IP Objects to the Buyer by the Seller PLC made in accordance with Clause 4.1.4.

“Assignment Agreement” means an agreement on the transfer of contracts (assignment of claims and transfer of rights and obligations) between the Buyer and the Seller in respect of the transfer by the Seller to the Buyer:

(a)	Receivables;

(b)	Hybrid Agreements Rights; and

(c)	Hybrid Agreements Duties.

“Transaction Documents” means:

(a)	this Agreement;

(b)	Non-compete Agreement;

(c)	each Transfer Agreement;

(d)	Service Agreement;

(e)	Technical Agreements;

(f)	Agreement with EY;

(g)	each document that the parties of such document have agreed in writing to consider as a Transaction Document.

“Domains” means the Seller Domains and the Seller PLC Domains.

“Seller Domains” means the following domain names: posovesti.ru; sovest.net; sovest.club; sovest.live; sovest.cards; sovest.today; sovest.group; sovest.me; posovesti.net; nasovest.net; sovest.team; sovest.partners; nasovest.ru; ; cobectb.com; cobectb.ru.

“Seller PLC Domains” means sovest.com; sovest.ru.

“Additional Agreement” means an additional agreement to the on Information technology interaction agreement No 40/BPTC of 28 July 2011, concluded between the Seller and the Buyer as amended by additional agreement No. 1 dated 30 November 2014.

“Closing” means the Parties performing all factual and legal actions aimed at transferring Assets to the Buyer and specified in Clause 4 (Closing), including signing transfer and acceptance acts for the relevant Assets in accordance with subparagraph (III) of paragraph (b) and paragraph (d) of Clause 4.6 (Cards and Database Transfer) and paragraph (b) of Clause 4.7 (Transfer of Credit Files and Digital Library), and payment of the Base Price by the Buyer in favour of the Seller.

“Indemnified Losses” means indemnified losses within the meaning of Article 406.1 of the Civil Code arising as a result of any of the circumstances specified in Clauses 7.1 - 7.6 (as applicable).

“Seller’s Indemnified Losses” has the meaning specified in paragraph (a) of Clause 7.6 (Seller’s Indemnified Losses).

“RTS index” means the price indicator of the stock market “RTS Index” (ISIN RU000A0JPEB3) calculated by PJSC Moscow Exchange.

“Cards” means all bank cards issued to the Clients within the framework of Project Sovest and have been Activated.

“Clients” means individuals who are a party to the Hybrid Agreements, except for the Ineligible Clients.

“Commissions” means commissions and any other payments payable by the Clients under the Loan Agreements that are not covered by paragraphs (a) to (c) of the definition “Receivables”.

“Control” means in relation to a legal entity:

(a)

possession of or being able to manage a simple majority of votes at the general meeting of shareholders/members or on the board of directors of such legal entity (or similar governing body) when voting on all or most of the items on the agenda; or

(b)

possession of the right to appoint or remove from office a majority of the members of the board of directors (or other collegial body) of such legal entity, or any number of members of the board of directors (or other collegial body) of such legal entity who hold a majority of votes at meetings of the board of directors (or other collegial body) of such legal entity; or

(c)

possession of the actual right to appoint or remove from office the sole executive body of such legal entity (or one of the persons exercising the powers of the sole executive body of the legal entity), or the right to transfer the functions of the sole executive body of such legal entity to the managing organization (manager), or the right to terminate the powers of the managing organization manager) as the sole executive body; or

(d)	possession of the right to directly or indirectly determine in material respects the financial and operational management of such legal entity,

in each case, through direct or indirect ownership of shares or interests in the authorized capital of such legal entity, or under a contract, including a trust or trust management agreement, and the terms “Controlling” and “Controlled” should be interpreted accordingly;

“Credit File” means all documents signed or received by the Seller from the Client in connection with the conclusion of a Hybrid Agreement, including:

(a)	an original of the individual consumer credit terms and conditions and all additional agreements thereto;

(b)

a scanned copy (light copy) of the Client’s passport pages containing the Client’s photo and information about his permanent registration at the place of residence stored only as a part of the Digital Library;

(c)	application form for issuing a Card, entering into a Hybrid Agreement, opening an account, and receiving other services; and

(d)	original copies of other documents stored by the Seller in accordance with the internal procedure for the compilation and further maintenance of the clients’ credit files.

“Loan Agreement” means a part of a Hybrid Agreement in which the Seller undertakes to provide credit to the Client in the amount and on the terms stipulated in the Hybrid Agreement, and the Client undertakes to return the received monetary amount and pay interest on it. The Loan Agreement is considered concluded between the Client and the Seller at the moment when the Seller has reflected the first transaction on the on the account opened by the Buyer to the Client.

“Smartphone Applications” means the following programs for mobile devices:

(a)	Application for iOS “Sovest – instalment card” , available at https://itunes.apple.com/us/app/sovest-.-karta-rassrocki/id1149852263 on the Internet; and

(b)	Application for Android “Sovest – an honest card. Shopping here and now”, available at https://play.google.com/store/apps/details?id=ru.sovest on the Internet.

“Base Price Fixing Moment” has the meaning specified in paragraph (c) of Clause 4.6 (Cards and Database Transfer).

“Ineligible Clients” means Clients in respect of which

(a)

the Seller has information that the Client belongs to the category of persons subject to freezing (blocking) of non-cash funds or uncertificated securities or freezing (blocking) of the property in accordance with Federal law No. 115-FZ “On counteraction to legalization (laundering) of incomes obtained in a criminal way, and terrorism financing” dated 7 August 2001; and

(b)	the Seller is provided with a death certificate copy.

“Independent Calculation Agent” means any legal entity that is part of the EY audit and advisory group.

“Encumbrance” means a right to acquire, option, pre-emptive right, conversion right, right of lease, right of use under a license contract, a pledge (including mortgage and pledge), right of retention (including things and of title), any other right protective measures installed under the contract, applicable law or other act or decision of a State authority, or any agreement to create any of the foregoing, and the term “Encumber” should be interpreted accordingly.

“General Terms” means the General terms adopted by the Seller for issuing and servicing cards under the Project Sovest (subject to all changes).

“Seller IP Objects” means those owned by the Seller:

(a)	the Database; and

(b)	rights to manage your Social Network Accounts;

(c)	administration rights to the Seller Domains.

“Seller PLC IP Objects” means those belonging to Seller PLC:

(a)	exclusive rights in respect of Trademarks; and

(b)	rights to administer the Seller PLC Domains.

“IP Objects” means:

(a)	Seller IP Objects; and

(b)	Seller PLC IP Objects.

“Hybrid Agreements Duties” means all obligations of the Seller under the Hybrid Agreements with the Clients, in the form in which they exist on the Closing Date, except for the Refused Clients.

“Refused Clients” means the Clients who have refused the transfer of Hybrid Agreements Rights and Hybrid Agreements Duties to the Seller after receipt of the Seller notice in accordance with paragraph (a) of Clause 4.5 (General terms and Clients consent form), in accordance with the procedure and terms provided for by such notification.

“First Base Price Adjustment” has the meaning specified in paragraph (a) of Clause 5.7 (First Base Price Adjustment).

“Involved Employees List” means the list of Involved Employees as of 1 June 2020, containing for each Involved Employees:

(a)	last name, first name and patronymic;

(b)	the occupation; and

(c)	the proposed amount of Base Price adjustment for such an Involved Employees for the purposes of the First Base Price Adjustment.

“Cards List” means a list containing:

(a)	a list of all Cards with their numbers, issue date, expiration date, and credit limit approved by the Seller for the Card;

(b)	surname, first name and patronymic of the relevant Client, date of birth, address of residence, series and number of passport or document replacing a citizen’s passport, citizenship information; and

(c)

a list of all Hybrid Agreements with their details, date of signing and surname, first name and patronymic of the relevant Client, as well as an indication of the fact that a Loan Agreement has been concluded within the framework of such a Hybrid Agreements.

“Merchant Partners List” means a list containing a reference to:

(a)	names, OGRN and INN of each Merchant Partner;

(b)	data about payment terminal settings of Merchant Partners (including parameters such as Terminal ID, Merchant ID, Merchant Name); and

(c)

full name, first name and patronymic, work phone number, and work email address of the contact person or persons of the Merchant Partner who are responsible for interacting with the Seller in relation to the Business.

“Default Period” means, for each Loan Agreement the maximum of the following periods calculated in calendar days:

(a)	the period of non-fulfilment by the Client of the obligation to make payments for repayment of the principal debt;

(b)	the period of non-fulfilment by the Client of the obligation to make payments against the payment of accrued interest.

“Break-up Fee” has the meaning specified for this term in Clause 9.5.

“Payment System” means the VISA International Payment System, the operator of which is Visa Payment system LLC in the territory of the Russian Federation.

“Confirmation Documents” means an unload from the automated banking system of the Seller, confirming the calculation of the Gross Value of the Receivables.

“Business Purchase Price” has the value specified in 5.1.

“Seller IP Objects Purchase Price” means the value of Seller IP Objects transferred from the Seller to the Buyer, equal to 30,000 (thirty thousand) roubles, including value-added tax in the amount of 5,000, 01 roubles (five thousand roubles one kopeck), which is distributed as follows:

(a)	the value of Social Network Accounts is 10,000 (ten thousand) roubles, including the value-added tax of 1,666. 67 roubles (one thousand six hundred and sixty-six roubles and sixty-seven kopecks);

(b)

the value of the Seller Domains administration rights is 10,000 (ten thousand) roubles, including the value-added tax of 1,666. 67 roubles (one thousand six hundred and sixty-six roubles and sixty-seven kopecks); and

(c)	the value of the Database is 10,000 (ten thousand) roubles, including the value-added tax of 1,666. 67 roubles (one thousand six hundred and sixty-six roubles and sixty-seven kopecks).

“Seller PLC IP Objects Purchase Price” means the value of IP Objects transferred from the Seller PLC to the Buyer by the Seller PLC, equal to 100 000 (one hundred thousand) roubles, including value added tax in the amount of 16 666.67 roubles (sixteen thousand six hundred sixty six roubles sixty seven kopecks), which is distributed as follows::

(a)

the value of exclusive rights in respect of the Trademarks is 90,000 (ninety thousand) roubles, including value added tax in the amount of 14,999.99 roubles (fourteen thousand nine hundred ninety nine roubles ninety nine kopecks); and

(b)

the cost of the right to administer the Seller PLC Domains is 10,000 (ten thousand) roubles, including a value added tax of 1,666.67 roubles (one thousand six hundred sixty six roubles sixty seven kopecks).

“Cards Purchase Price” means the value of the title to the Cards transferred from the Seller to the Buyer equal to 10,000 (ten thousand) roubles, including value added tax in the amount of 1,666.67 roubles (one thousand six hundred sixty six roubles sixty seven kopecks).

“Post-Restructuring Clients” means the Clients which:

(a)	had previously been in the Restructuring completed before the Portfolio Fixing Date; and

(b)

made, after the end of the Restructuring, a minimal mandatory instalment on a due date in July 2020 or, if the Closing Date is postponed in accordance with Clause 4.11 (Postponing the Closing), in August 2020.

“Hybrid Agreements Rights” means all rights of Seller under the Hybrid Agreements, in the form in which they exist on the Closing Date (excluding the Receivables), except for the Hybrid Agreements with the Refused Clients.

“Receivables” means all rights of claim of the Seller under the Loan Agreements existing at the Portfolio Fixing Date, including claims for payment of funds to the account:

(a)	repayment of the principal amount (including the Technical overdraft amount (as defined in the General terms));

(b)	payment of interest (term and overdue) for the use of credit accrued in accordance with the terms of the Loan Agreements;

(c)	payment of Penalties; and

(d)	payment of the Commissions.

“Project Sovest” means:

(a)	conducting Business in accordance with the provisions of the Hybrid Agreements and agreements made between the Seller and the Merchant Partners; and

(b)

all actual and legal actions of the Seller, the Seller PLC and their Affiliates for promotion to an unlimited number of persons, advertising, offering, processing and servicing of the Business and the Cards.

“Business Day” means a calendar day that is not a weekend or non-working holiday in accordance with the legislation of the Russian Federation, on which credit institutions are open for performing basic banking operations in the Russian Federation, and in relation to a payment to or from a credit institution located outside the Russian Federation - at the location of such credit institution.

“Reserves” means the amount of expected losses in respect of Receivables calculated separately for each group of Loan Agreements in accordance with Clause 5.3 (Reserves).

“Restructuring” means any occurred within 12 months preceding the Portfolio Fixing Date:

(a)

change in the terms of a monetary obligation under a Loan Agreement, its performance order, repayment schedule, payment amount, granting a delay in payments or other material terms of the Loan Agreement, applied in accordance with the requirements of the legislation or internal policies of the Seller purported to maintaining the Client’s solvency in the event of a deterioration in his financial condition; or

(b)

repayment of any part of the debt under the Loan Agreement from the debt funds provided by, or on the cost of, the Seller, unless the debt is repaid from the funds provided by the Seller to the Client as a partial refund of expenses borne via the Card (the “Cash Back”) provided in connection with additional services or client care programs applicable to the Client if:

(i)	such Client has no overdue debt; and

(ii)	such Client is not in the Restructuring on the grounds set out in paragraph (a) above as of the Portfolio Fixing Date,

provided that the average monthly amount of repayments from the Cash Back in respect of all Clients for the period from 1 January 2020 to the Portfolio Fixing Date does not exceed the average monthly amount of repayments from the Cash Back for all Clients for the period from January 2019 to 31 December 2019 by more than 50%.

“Roskomnadzor” means the Federal service for supervision of communications, information technology and mass communications of the Russian Federation (and its legal successors).

“Rospatent” means the Federal service for intellectual property of the Russian Federation (and its legal successors).

“Website” means the webpage of Project Sovest, available at https://sovest.ru/ on the Internet.

“Unassigned Cards” means all bank cards issued under the “Sovest” brand which have not been handed over to the Clients and are being stored by the Seller.

“Service Agreement” means an agreement between the Seller and the Buyer on agreed terms on maintaining the Smartphone Applications, the Website, certain channels for replenishing Cards, as well as online communication with clients for a certain period agreed by the Parties.

“Hybrid Agreements” means each agreement concluded between the Seller and the Client, which contains elements of a consumer credit agreement, a bank account agreement, and a bank card issuance and servicing agreement, as of the Closing Date, and consists of:

(a)	application forms for issuing a Card and entering into a Hybrid Agreements;

(b)	individual terms of the consumer loan agreement; and

(c)	General terms;

(d)	the Seller’s applicable tariffs; and

(e)	other terms and conditions agreed by the Buyer and the Client in accordance with the provisions of the General terms,

provided that, subject to taking or not taking certain legally significant actions under the Hybrid Agreement by the Clients, certain elements of the Hybrid Agreement may be ineffective on the Closing Date.

“Agreed Form” means the data types and requirements for their details set out in Schedule 1 (Agreed Form).

“Agreed Manner” means the method of transferring information and / or documents under this Agreement through file exchange using secure cryptographic encryption, provided that the transmitting Party provides the other Party with keys (passwords) and algorithms for decrypting such information.

“Non-compete Agreement” means a non-compete agreement between the Seller, the Seller PLC and the Buyer under English law contemplated to be made in accordance with Clause 4.1.1.

“Transfer Agreement” means each of the following Transaction Documents:

(a)	Seller IP transfer agreement;

(b)	Seller PLC IP transfer agreement; and

(c)	Assignment agreement.

“Agreement with EY” means a tripartite agreement between the Seller, the Buyer and the Independent Calculation Agent on the procedure for calculating the Third Base Price Adjustment.

“Technical Agreements” means the Additional Agreement, as well as any other agreements between the Parties for the purposes of maintaining the infrastructure of the Business for the period agreed by the Parties.

“Parties” means the Parties to this Agreement, and “Party” means any of the Parties to this Agreement.

“Buyer Account” means the Buyer’s Bank account that has the following details: BIC of the Bank: 043469743;correspondent account: 30101810300000000743, Bank name: SOVCOMBANK PJSC.

“Seller Account» means the Seller’s bank account that has the following details: correspondent account in the Corporate branch of Sovcombank PJSC, account number: 30109810900011558307.

“Seller PLC Account” means the Seller PLC’s bank account that has the following details: account 40807810900000004484; BIC Bank: 044525416; correspondent account: 30101810645250000416; name of the bank: QIWI Bank (JSC).

“Phone Numbers” means the following telephone numbers +7 495 510 20 14, +7 800 510 20 14, +7 800 100 58 82 and +7 800 350 16 60.

“Trademarks” means the following trademarks:

(i)	trademark according to the certificate of the Russian Federation 636513 (priority from 10.08.2016, registration date 22.11.2017);

(ii)	trademark under the certificate of the Russian Federation 663963 Sovest (priority of 28.12.2016, registration date 24.07.2018); and

(iii)	trademark according to the certificate of the Russian Federation 614650 SOVEST (priority from 19.05.2016, registration date 28.04.2017).

“Merchant Partners” means legal entities and / or individual entrepreneurs that have concluded agreements with the Seller, under which the Seller provides such persons with a range of services aimed at increasing the number of purchases made by the Clients from such persons, including by providing Clients with a Card, and paying remuneration to the Seller under such agreements.

“Third Base Price Adjustment” has the meaning specified in paragraph (a) of Clause 5.9 (Third Base Price Adjustment).

“Factual Sellers’ Repudiation” means, unless otherwise agreed in writing by the Buyer:

(a)

the Seller’s failure to perform any of the obligations provided in Clause 4 (Closing) within the time limits, or a declaration of refusal to perform any such obligation before the due date for its performance; and

(b)	violation of any of the obligations specified in Clause 6.1 (Assets).

“Fixed Portfolio Price” has the meaning specified in subparagraph (II) of paragraph (a) of Clause 5.1 (The Business Purchase Price).

“Penalties” means payments for the performance of the obligation to pay penalties, fines, penalties and other penalties.

“Digital Library” means digital versions of the documents comprising the Credit Files.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to Clauses, paragraphs, sub-paragraphs, Schedules are references to clauses, paragraphs, sub-paragraphs of, or schedules to. this Agreement;

(b)	Schedules form an integral part of this Agreement;

(c)	headings are provided in the text of this Agreement solely for the convenience of orientation herein and do not affect its interpretation;

(d)	a reference to this Agreement is to be interpreted as referring also to any separate provision of this Agreement;

(e)

words used in this Agreement in the singular form shall include the same words used in the plural form, and vice versa, and words used in this Agreement in one or another grammatical gender shall imply simultaneously the same words used in all other grammatical gender;

(f)

reference to any document (including this Agreement) or any separate provision of any document includes, as the case may be, such document or its separate provision, in each case subject to changes and additions made from time to time;

(g)	a reference to “person” includes any individual, legal entity, partnership, found, trust, joint venture, union, association, or any State authority;

(h)

the expressions “in writing”, “written” and other similar words and expressions include any form of reproduction of words in any readable form, including letters (messages) sent by e-mail or using other electronic means of communication, including documents signed using facsimile reproduction of a signature;

(i)

the obligation of any person to ”ensure” the fulfilment of certain actions (the occurrence of certain circumstances) or abstaining from taking certain actions (to prevent occurrence of the certain circumstances) means in each case the obligation of the relevant person to take all necessary actions in order for any action to be done (a circumstance to be occurred) or, depending on context and situation, not committed, obligated person (a circumstance not to be occurred) or by the relevant third party, and such actions, in particular, may include:

(I)	signing or ensuring the signing of any agreements and other documents necessary to achieve compliance with the terms and conditions of the Agreement; and

(II)	submitting or taking measures to submit to the State authorities or other persons the necessary petitions, notifications, notices, applications and other similar actions,

(j)	if the relevant person needs to act jointly with other persons to ensure compliance with the terms and conditions of this Agreement, such person must act jointly with other persons accordingly;

(k)

a reference to “applicable laws” or “legislation” means, depending on the context and situation, a reference to the current legislation of the Russian Federation or applicable legislation of foreign States;

(l)	references to “USA” mean references to the “United States of America”;

(m)	references to “RF” mean references to the “Russian Federation”;

(n)	references to:

(I)	“roubles” denotes the lawful currency of the Russian Federation; and

(II)	“US dollars” denotes the lawful currency of the United States of America;

(o)	“other”, “otherwise”, “including”, “include(s)”, “among others”, and lexical synonyms of these words and expressions shall not limit the generality of any preceding words;

(p)	references to a time of day is a reference to Moscow time;

(q)

references to any dates expressed directly by specifying an exact calendar date or by referring to a term whose meaning is an exact calendar date shall mean references to the relevant calendar date, unless otherwise agreed in writing by the Parties after the date of this Agreement; and

(r)

references to any time periods expressed as the number of days or Business Days or the exact calendar date of the beginning and/or end of such period shall mean references to the relevant period, unless otherwise agreed in writing by the Parties after the date of this Agreement.

1.3

The Parties confirm that they participated in the negotiation and drafting of the wording contained in this Agreement together. In the interpretation of any provision of this Agreement (including the interpretation of the original intent of the Parties at the conclusion of this Agreement), no burden of proof will be placed on either Party, and no presumption of appropriate authorship of any provision of this Agreement will be established against either Party.

2	SUBJECT OF AGREEMENT

2.1	Transfer of Assets

In accordance with this Agreement:

(a)	the Seller transfers to the Buyer:

(I)	not later than the Closing Date – ownership in respect of the Cards in accordance with the procedure set out in Clause 4.6 (Cards and Database Transfer);

(II)

not later than the Closing Date – the Hybrid Agreements Rights and the Hybrid Agreements Obligations in accordance with the procedure set out in Clauses 4.1.5 and 4.6 (Cards and Database Transfer) and the Assignment Agreement;

(III)	not later than the Closing Date – the Receivables in accordance with the procedure set out in Clause 4.6 (Cards and Database Transfer) and the Assignment Agreement;

(IV)	the Database in the Agreed Form in accordance with the procedure and within the time limits set out in paragraph (c) of Clause 4.6 (Cards and Database Transfer);

(V)	rights to administer the Social Network Accounts provided that the Seller shall initiate such transfer in accordance with the procedure and within the time limits set out in Clause 4.1.3;

(VI)	rights to administer the Seller Domains provided that the Seller shall initiate such transfer not later than the Closing Date;

(VII)

rights and obligations under the service agreements between the Seller with the provider in respect of the Phone Numbers provided that the Seller shall initiate such transfer not later than the Closing Date in accordance with Clause 4.9 (Phone Numbers);

(VIII)	the Credit Files and the Digital Library in accordance with the procedure and within the time limits set out in Clause 4.7 (Transfer of Credit Files and Digital Library);

(b)

the Seller PLC shall transfer the Seller PLC IP Objects to the Buyer in accordance with the procedure and within the time limits set out in Clause 4.8 (IP Objects Transfer) and the Seller PLC IP Transfer Agreement;

(c)

the Buyer shall pay to the Sellers the Business Purchase Price, the Cards Purchase Price, the Seller IP Objects Purchase Price and the Seller PLC IP Objects Purchase Price in accordance with the procedure set out in Clause 5 (The purchase price and procedure for its payment); and

(d)

the Buyer understands and agrees that the Hybrid Agreements Rights and the Hybrid Agreements Obligations are transferred in accordance with the terms of this Agreement as they exist on the Closing Date.

2.2	Purchase Price

(a)	The Parties hereby agree that the sole consideration provided by the Buyer to the Seller and the Seller PLC for the transfer of:

(I)	the Seller IP Objects is the payment of the Seller IP Objects Purchase Price in favour of the Seller; and

(II)	the Seller PLC IP Objects is the payment of the Seller PLC IP Objects Purchase Price in favour of the Seller PLC; and

(III)	title to the Cards is the payment of the Cards Purchase Price; and

(IV)	other Assets other than the IP Objects, is the payment of the Business Purchase Price in favour of the Seller.

(b)

For the purposes of paragraph 5 of Article 488 of the Civil Code, the Parties agree that from the date of this Agreement and until the payment by the Buyer of the Business Purchase Price, the Assets are not recognised as being pledged in favour of the Sellers.

2.3	Legal Nature

(a)	The Parties hereby agree that this Agreement is a hybrid agreement, which, inter alia, is:

(I)	sale and purchase agreement in relation to the title to the Cards, title to the Seller IP Objects (in relation to the Social Network Accounts and the Database);

(II)	organisational contract for the transfer of rights and obligations under the service agreements concluded by the Seller with providers in respect of the Phone Numbers;

(III)	a framework agreement in respect of the Assignment Agreement; and

(IV)	a framework agreement in respect of the Seller IP Transfer Agreement (in respect of the Seller Domains) and the Seller PLC IP Transfer Agreement.

(b)	The Transfer Agreements shall be concluded to determine the specific terms of the transfer of the relevant Assets.

(c)	The provisions of this Agreement shall apply to the Parties’ relations regarding the transfer of the relevant Assets that are not directly regulated by the relevant Transfer Agreement.

3	TERMINATION CONDITIONS

From the date of this Agreement until the Communication Date, each Party may reject the performance of this Agreement unilaterally without paying the Break-up Fee, if any of the following circumstances occurred after the date of this Agreement and before the Communication Date:

(a)	the exchange rate of the US dollar to the rubble established by the Bank of Russia exceeds 100 roubles per 1 US dollar; and

(b)

minimum value of the RTS Index at the close of the trading session, published at the Internet address https://www.moex.com/ru/index/RTSI for 3 consecutive days or more, is lower than the RTS Index value at the close of the trading session on the date of this Agreement by more than 30%.

4	CLOSING

4.1	Transaction Documents

4.1.1	Not later than on the Communication Date, unless other date is agreed by the Parties in writing, the Seller, the Seller PLC and the Buyer shall execute the Non-compete Agreement.

4.1.2

No later than on the Communication Date, unless other date is agreed by the Parties in writing, the Buyer and Seller agree to execute the Seller IP transfer agreement (with respect to administration rights in respect of the Seller Domains) on the following terms and other terms as may be agreed by the Seller and the Buyer:

(a)	the Seller transfers the rights to administer the Seller Domains to the Buyer;

(b)	the Buyer’s obligation to pay the purchase price under the Seller IP Transfer Agreement is deemed fulfilled after Seller IP Purchase Price is paid accordance with this Agreement; and

(c)

the Seller’s obligations to transfer the rights to administer the Seller Domains shall be deemed fulfilled only if the transfer of the rights to administer the Seller Domains to the Buyer is registered by the respective registrars.

4.1.3	No later than on the Closing Date, unless other date is agreed by the Parties in writing, the Buyer and Seller shall take actions resulting in the following:

(a)	the Buyer receives the Database in the Agreed Form after execution of the transfer acceptance certificate in accordance with paragraph (c) of Clause 4.6 (Cards and Database Transfer);

(b)	the procedure for transferring the rights to administer of the Seller Domains to the Buyer in accordance with the rules of the respective registrars of the Seller Domains is initiated;

(c)	the procedure for transferring the Social Networks Accounts to the sole control of the Buyer is initiated in accordance with the rules of the relevant social network; and

(d)

the procedure for transferring rights and obligations under service contracts with communication operators in respect of the Phone Numbers from the Seller to the Buyer in accordance with the rules of the relevant operator is initiated, provided that the procedure for transferring to the Buyer the rights to administer the Seller Domains, Social Networks Accounts and rights and obligations under service agreements with telecom operators in respect of the Phone Numbers is initiated, the Seller shall, at the Buyer’s request, take any actions required in accordance with applicable laws and the rules of the relevant registrar, social network or telecom operator (as applicable) until all the above rights are finally transferred to the Buyer.

4.1.4

Not later than on the Communication Date, unless other date is agreed by the Parties in writing, the Buyer and the Seller PLC shall execute the Seller PLC IP Transfer Agreement on the following terms and the terms as may be agreed by the Seller PLC and the Buyer:

(a)	the Seller PLC shall transfer all exclusive rights to the Trademarks to the Buyer;

(b)

the Buyer shall consent for the placement of the Trademarks by the Seller and/or persons involved by it in the Smartphone Applications and on the Website for 2 months from the date when the transfer of exclusive rights to the Trademarks to the Buyer is registered by Rospatent;

(c)

not later than on the Closing Date, the Buyer and the Seller PLC shall execute an application in a form prepared by the Buyer for registration of transfer of exclusive rights to the Trademarks to the Buyer, the Buyer shall submit the application to Rospatent, the registration fee shall be paid by the Buyer;

(d)

the Seller PLC shall, as soon as practically possible, but in any case not later than 5 (five) Business Days upon the Buyer’s request, take all actions and provide all information and documents required for the registration of the transfer of exclusive rights to the Trademarks to the Buyer by Rospatent, including execution of a power of attorney in the form provided by the Buyer to a patent attorney appointed by the Buyer for the purposes of the registration of the transfer of rights to the Buyer;

(e)

exclusive rights to the Trademarks shall be transferred to the Buyer from the date of registration of the transfer of the relevant rights by Rospatent, provided that the Buyer may use the Trademarks starting from the Closing Date;

(f)	the Seller PLC shall transfer the rights to administer the Domains to the Buyer;

(g)

the Buyer’s obligation to pay the purchase price under the Seller PLC IP Transfer Agreement shall be deemed fulfilled after Seller IP Objects Purchase Price is paid in accordance with this Agreement; and

(h)

the obligations of the Seller PLC to transfer the exclusive rights to the Trademarks and transfer the right to administer the Domains may only be considered fulfilled if all of the following conditions are met:

(I)	the transfer of exclusive rights to the Trademarks to the Buyer is registered by Rospatent; and

(II)	the transfer of the rights to administer the Domains to the Buyer has been registered by the relevant registrars.

4.1.5

No later than on the Communication Date , unless other date is agreed by the Parties in writing, the Buyer and the Seller shall execute the Assignment Agreement on the following terms and conditions and other terms that may be agreed by the Seller and the Buyer:

(a)

the Seller shall transfer the Hybrid Agreements Rights, the Hybrid Agreements Duties and the Receivables in a manner and format agreed by the Parties in this Agreement and the Assignment Agreement; and

(b)	the Buyer’s obligation to pay a fee under the Assignment Agreement shall be deemed fulfilled from the moment the Base Price is paid.

4.1.6

Not later than on the Communication Date, unless other date is agreed by the Parties in writing, the Buyer and the Seller shall execute the Service Agreement and the Technical Agreements providing for, among other things, the format, procedure and period for maintaining by the Seller of the software and hardware complex supporting the Business, the format and procedure for collaboration between the Buyer and the Seller with Merchant Partners, as well as the procedure and terms for maintaining certain channels of replenishing the Cards.

4.1.7	Not later than on the Closing Date, unless other date is agreed by the Parties in writing, the Buyer and the Seller shall execute the Agreement with EY.

4.2	Employees

The Seller shall, not later than on the Closing Date, provide the Buyer with the Involved Employees List in the Agreed Manner.

4.3	Partners

Within 5 (five) Business Days after the date of this Agreement, the Seller shall provide the Buyer with the Merchant Partners List in the Agreed Manner.

4.4	Notices and announcements

(a)

On the Communication Date, the Seller, the Seller PLC and the Buyer shall procure that the following notifications are sent and the following announcements are made, in each case, subject to its contents being agreed by the Parties, to:

(I)	the Clients;

(II)	the Merchant partners;

(III)	Employees of the Seller and the Buyer;

(IV)	shareholders of the Seller, the Seller PLC and the Buyer;

(V)	the US Securities and Exchange Commission (SEC), the National Association of US Securities Dealers (NASDAQ) and Moscow Exchange PJSC (MOEX); and

(VI)	mass media.

(b)

Nothing in this Clause or Clause 10 (Confidentiality) shall prohibit any Party from declaring or disclosing the fact of executing this Agreement and its terms and conditions, if this is required in accordance with applicable laws or the rules of the stock exchange or any other regulator , including but not limited to, the US Securities and Exchange Commission, which are applicable or may become applicable to any Party. If a Party is obliged to make such announcement and / or disclosure, it undertakes to notify other Parties as soon as possible of that such announcement and / or disclosure is required and collaborate with other Parties, taking into account the position of other Parties and taking all measures that the other Party considers reasonably necessary to mitigate the effect and / or avoid the adverse effects of such announcement and / or disclosure.

4.5	General terms and Clients consent form

(a)

On the Communication Date, the Seller shall ensure that the Clients are notified of the upcoming transfer of the Hybrid Agreements and assignment of the Receivables, by requesting their consent for the transfer of the Hybrid Agreements and an order to close the account provided that the deadline for obtaining such consent shall occur not later than on the Consent Collection Deadline.

(b)

Not later than on the Communication Date, but in any case prior to notifying the Clients in accordance with paragraph (a) above, the Seller shall amend the General Terms in form and substance agreed between the Seller and the Buyer, including, but not limited, the following amendments:

(I)

conformity of the provisions of the General Terms of acceptance of the Client’s offer with the current procedure applied by the Seller for such an acceptance, taking into account the specifics of the entry into force of certain elements of the Hybrid Agreement; and

(II)	obtaining an expressed consent of the Clients to join the remote banking service system.

(c)	Within 5 (five) Business Days from the date of this Agreement, the Seller shall provide the Buyer with a draft of amendments to the General Terms.

(d)	Within 5 (five) Business Days from the date of this Agreement, the Seller shall provide the Buyer with a draft of the Client notification form specified in paragraph (a) above.

(e)

The Buyer shall confirm or submit its reasoned objections to the draft documents specified in paragraph (c) above within 5 Business Days from the date on which such drafts were provided to the Buyer by the Seller.

4.6	Cards and Database Transfer

(a)	Within 5 (five) Business Days from the date of this Agreement, the Seller shall transfer to the Buyer the Cards List as of date of this Agreement in the Agreed Manner.

(b)	The Seller and the Buyer:

(I)	confirm that the project for transferring the processing of transactions with the Cards from the Seller to the Buyer was opened on 1 June 2020 (“cards migration”);

(II)	shall, not later than 1 Business Day prior to the Closing Date, receive a written confirmation from the Payment System that it is possible to complete the cards migration by the Closing Date;

(III)

subject to the receipt of such confirmation from the Payment System and taking all other actions required for cards migration according to this Clause 4 (in particular, subject to transferring the Database and the Confirmation Documents in the Agreed Form) not later than on the Closing Date execute the transfer acceptance certificate in respect of the transfer of the Cards from the Seller to the Buyer, including the BINs of the Cards; and

(IV)

if such confirmation is not received from the Payment System, shall agree a new Closing Date according to Clause 4.11 (Postponing the Closing) and repeat the actions specified in subparagraphs (II) and (III) for the purposes of agreeing the new Closing timeline with the Payment System.

(c)	Seller shall transfer to the Buyer the Database in the Agreed Manner and in the Agreed Form:

(I)	for non-commercial use: as of the date of this Agreement - within 5 (five) Business days from the date of this Agreement;

(II)	for non-commercial use: as of the Consents Collection Deadline - within 1 (one) Business Day from the date of the Consents Collection Deadline; and

(III)	for any other use: as of the end of the calendar day on the Portfolio Fixation Date (the “Base Price Fixing Moment”) - on the Closing Date,

provided that, the Parties acknowledge that for the purposes of paragraphs (I) - (III) above, if the Buyer serves the Client on the basis of such Client’s request to the Buyer submitted prior to the Closing Date or as a result of such Client being the Buyer’s client prior to the date of this Agreement or becoming the Buyer’s client prior to the Closing Date as a result of application to the Buyer and requesting its services, such cases are not considered as “use of the Database for commercial purposes by the Buyer”.

(d)

If all actions required for the transfer of the Database (in the Agreed Form), the Receivables, the Hybrid Agreements Rights and the Hybrid Agreements Duties are performed, the Seller and the Buyer sign, not later than on the Closing Date, the acceptance and transfer certificate for the Cards, the Database, the Receivables, the Hybrid Agreements Rights and the Hybrid Agreements Duties.

(e)	The Seller shall dispose of the Unassigned Cards not later than on the Closing Date.

4.7	Transfer of Credit Files and Digital Library

(a)	The Seller shall:

(I)

transfer on the Closing Date all Credit Files to the Buyer for storage in the warehouse facilities of the Custodian subject to the Buyer executing a storage agreement with the Custodian prior to the Closing Date; and

(II)	not later than on the Closing Date transfer the Digital Library in the Agreed Manner and in the format agreed by the Parties.

(b)

After the actions specified in paragraph (a) above are taken, the Seller and the Buyer sign a transfer acceptance certificate in respect of the Credit Files and the Digital Library transferred by the Seller to the Buyer, separately for all Credit Files and the Digital Library.

(c)

Within 5 (five) years starting from the Closing Date, but in any case starting not earlier than date of the transfer of the Credit Files to the Buyer, the Buyer shall provide the Seller, for a fee, upon its request sent to the Buyer through the system Pyrus.com:

(I)	within 2 Business Days from the date of the Seller’s reasoned request – digital copies of documents from the Credit Files;

(II)	within the shortest period required for notarisation and agreed by the Parties in writing, depending on the volume of documents requested – notarised copies of documents from the Credit File,

(III)	the originals of the Credit Files in within the following terms:

(1)	up to 10 Credit Files - within 5 Business Days;

(2)	up to 100 Credit Files - within 6 Business Days;

(3)	up to 300 Credit Files - within 7 Business Days; and

(4)	up to 500 Credit Files - within 8 Business Days,

in each case, to the extent required for the Seller to prepare mandatory reporting and / or respond to the orders, requests or requirements of State Authorities, auditors and exclusively in the volume, form and completeness of such documents from the Credit Files in which the Seller has transferred the relevant Credit Files to the Buyer in accordance with this paragraph 4.7 (Transfer of Credit Files and Digital Library).

(d)	The Seller shall pay to the Buyer a fee for providing:

(I)

each copy of the documents of the Credit Files certified by a notary in the amount of (excluding VAT) (1) the tariff of the Custodian for providing 1 copy; (2) notary fees for its notarization; (3) the documented expenses of the Buyer agreed by the Parties to organize notarization; and

(II)	each original Credit File in the amount of (excluding VAT) the rate of the Custodian for such provision,

provided that the cost of delivery of paper copies and originals of the Credit Files and boxes for their transfer shall be borne by the Seller.

(e)	The Buyer shall ensure that at least 3 employees of the Seller are connected to the system Pyrus.com

(f)

The Seller may not simultaneously hold more than 500 originals of the Credit Files provided by the Buyer. Transfer by the Buyer and return by the Seller of the originals of the Credit Files is carried out according to the acceptance certificate, which should contain information about the composition of the transferred originals of the Credit Files. Upon the transfer by the Buyer to the Seller of the originals of the Credit Files, the Parties shall indicate in the acceptance certificate the terms for their return to the Buyer. In case of violation of the specified terms due to the fault of the Seller, including in case of loss of the original Credit Files, the Seller shall compensate the Buyer the real damage caused by such delay or loss.

(g)

The Buyer shall, upon the Seller’s request, provide access to the representatives of the State Authorities controlling the Seller and / or the Seller’s auditor, accompanied by the Seller’s representative, to the Custodian’s premises, if the volume of the Credit Files requested by such authority or auditor exceeds 500 original Credit Files to the extent permitted by the rules of the Custodian. If the Buyer fails to provide such access, the Buyer shall indemnify the Seller for actual damage associated with such failure to provide access due to the fault of the Buyer. For the avoidance of doubt, the Buyer does not compensate the losses of the Seller and its Affiliates in cases where the failure to provide access is caused by the action and / or inaction of the Custodian or third parties.

(h)

If the timing for providing documents from and originals of the Credit Files is breached, the Buyer shall compensate to the Seller actual damage suffered due to such a delay. For the avoidance of doubt, the Buyer shall not compensate losses of the Seller and its Affiliates in cases where the delay is caused by the action and / or inaction of the Custodian or third parties.

(i)

If the Buyer changes the Custodian within 5 years from the date of this Agreement, the Buyer notifies the Seller of such change within 30 calendar days from the date of such change and, if required, the Buyer and the Seller enter into an agreement on new terms and tariffs for providing copies of documents and originals of the Credit Files at the request of the Seller. In the Credit Files are stored by the Seller, the maximal fee for obtaining 1 Credit File shall not exceed 150 roubles.

4.8	IP Objects Transfer

(a)

Not later than the on the Closing Date the Buyer and the Seller PLC shall sign an application for registration of the transfer of exclusive rights to the Trademarks to the Buyer in the form prepared by the Buyer.

(b)

On the Closing Date or within 2 (two) Business Days after the Closing Date the Buyer shall submit an application to Rospatent for registration of the transfer of exclusive rights to Trademarks to the Buyer.

(c)

As soon as possible, but in any case not later than 5 (five) Business Days upon a request of the Buyer, the Seller PLC shall take all actions and provide information and documentation required for registration by

Rospatent of the transfer of exclusive rights to the Trademarks to the Buyer, including, but not limited, signing a power of attorney in the form provided by the Buyer to the patent attorney appointed by the Buyer for the purposes of conducting the registration of the transfer of rights to the Buyer.

(d)

The Seller PLC and the Seller shall, prior to the Closing Date, take all actions necessary for initiating the transfer of the Domains administration rights to the Buyer, including, but not limited. submitting to the relevant registrar, in accordance with the rules established by the relevant registrar, applications and/or other documents required for registration of the transfer of the Domains administration rights to the Buyer. For the purpose of transferring administration rights, the Buyer, at the request of the Seller PLC and the Seller, shall provide the Seller PLC and the Seller with information necessary for transferring the Domains administration rights, in particular the Buyer’s account numbers in the respective registrar’s systems.

(e)

The Seller shall, prior to the Closing Date, take all actions necessary to transfer the Social Network Accounts under the sole control of the Buyer according to the rules of the relevant social network and transfer to the Buyer the logins and passwords of the administrators accounts of the Social Network Accounts. For the purposes of transferring the Social Network Accounts under the Buyer’s control, the Buyer shall, at the Seller’s request, provide the Seller with the information necessary for transferring the Social Network Accounts under the Buyer’s control, in particular, the details of the Buyer’s accounts in the relevant social networks. The Seller’s obligations to transfer the Social Network Accounts under the Buyer’s sole control shall be deemed fulfilled from the moment of submitting applications for transferring the Social Network Accounts to the Buyer’s control in accordance with the rules of the relevant social networks, as well as transferring logins and passwords to the Buyer from the account administrators of the Social Network Accounts.

(f)

After initiating the transfer to the Buyer of the rights to administer the Seller Domains and control the Social Network Accounts, the Seller undertakes, at the Buyer’s request, to take any actions necessary in accordance with applicable laws and the procedure for interacting with the relevant registrar, social network or telecom operator (as applicable) until all the above rights are finally transferred to the Buyer.

4.9	Phone Numbers

Prior to the Closing Date, the Seller shall take all actions necessary for the transfer of rights to the Telephone Numbers under the service agreement with the telecom operator, and the Buyer shall conclude a contract and/or assume rights and obligations in respect of the Telephone Numbers under the existing service agreement with the relevant telecom operator.

4.10	Consents

No later than the Closing Date, each Party shall ensure that all approvals, authorisations and consents, including, but not limited, those of the State authorities, are available for the conclusion and execution of this Agreement and each Transaction Document in accordance with applicable law and the constituent or other internal documents of such Party.

4.11	Postponing the Closing

Unless otherwise is agreed by the Parties in writing, if any action or condition specified in this Clause 4 (Closing), which shall be performed or satisfied prior to the Portfolio Fixing Date or the Closing Date, may not be performed or satisfied prior to the Portfolio Fixing Date or the Closing Date respectively, the Parties may agree to postpone:

(a)	the Portfolio Fixing Date to the date occurring not later than on 14 August 2020; and

(b)	the Closing Date to the date occurring not later than on 17 August 2020.

5	THE PURCHASE PRICE AND PROCEDURE FOR ITS PAYMENT

5.1	The Business Purchase Price

(a)

The total purchase price payable by the Buyer to the Seller for the transfer of the Assets (save for the Seller IP Objects, the Seller PLC IP Objects and the Cards) (the “Business Purchase Price”), shall be equal to the sum of:

(I)	the Base Price subject to the First Base Price Adjustment, the Second Base Price Adjustment and the Third Base Price Adjustment; and

(II)	the amount of 199,900,000 (one hundred and ninety-nine million nine hundred thousand) roubles (the “Fixed Portfolio Price”).

(b)	The total purchase price payable by the Buyer to the Seller for the transfer of the Seller IP Objects shall be equal to the Seller IP Objects Purchase Price.

(c)	The total purchase price payable by the Buyer to the Seller for the transfer of the Seller PLC IP Objects shall be equal to the Seller PLC IP Objects Purchase Price.

(d)	The total purchase price payable by the Buyer to the Seller for the transfer of the title to the Cards shall be equal to the Cards Purchase Price.

5.2	Base Price

The Base Price shall be equal to the Gross Value of the Receivables less:

(a)	the Gross Value of the Penalties;

(b)	the Reserves; and

(c)	the Commissions.

5.3	Reserves

The Reserves under each Loan Agreement shall be accrued on the Gross Value of the Receivables under such Loan Agreement in the following order and at the following rates:

(a)	if there is no Default Period under the Loan Agreement — 15% of the Gross Value of the Receivables (excluding the Gross Value of the Penalties) under such Loan Agreement;

(b)

if the duration of the Default Period under such Loan Agreement is from 1 to 30 days (inclusively) - 30% of the Gross Value of the Receivables (excluding the Gross Value of the Penalties) under such Loan Agreement;

(c)

if the duration of the Default Period under such Loan Agreement is from 31 to 60 days (inclusively) - 65% of the Gross Value of the Receivables (excluding the Gross Value of the Penalties) under such Loan Agreement;

(d)

if the duration of the Default Period under such Loan Agreement is from 61 to 90 days (inclusively) - 75% of the Gross Value of the Receivables (subject to excluding the Gross Value of the Penalties) under such Loan Agreement;

(e)	if the duration of the Default Period under such Loan Agreement exceeds 91 days — 97% of the Gross Value of the Receivables (excluding the Gross Value of the Penalties) under such Loan Agreement;

(f)

if there was an event of the Restructuring under such Loan Agreement — 97% of the Gross Value of the Receivables (excluding the Gross Value of the Penalties) under such Loan Agreement regardless of the duration of the Default Period;

(g)	in respect of the Post-Restructuring Clients, if the amount of the Receivables from the Post-Restructuring Clients exceeds 150,000,000 (one hundred and fifty million) roubles:

(I)	in relation to a sum of 150,000,000 (one hundred and fifty million) roubles – in the amounts set out in paragraphs (a) - (e) above; and

(II)

in relation to the remainder of such amount exceeding a sum of 150,000,000 (one hundred and fifty million) roubles – 97% of the Gross Value of the Receivables (excluding the Gross Value of the Penalties) under such Loan Agreement.

5.4	Base Price Calculation

(a)	The Base Price shall be calculated as of the Base Price Fixing Moment.

(b)	The Seller shall, not later than 1 day prior to the Closing Date, provide the Buyer with the Confirmation Documents confirming the calculation of the Base Price as of the Base Price Fixing Moment.

5.5	Payment of the Purchase Price, the IP Objects Purchase Price and the Cards Purchase Price

(a)

Subject to fulfilment by the Sellers of all conditions and actions set out in Clause 4 (Closing) falling within the scope of the Sellers’ responsibility and fulfilment by the Buyer of all conditions and actions set out in Clause 4 (Closing) falling within the scope of the Buyer’s responsibility, the Buyer shall, at the Closing Date, pay to the Seller the Base Price and the Fixed Portfolio Price by transferring them to the Seller Account.

(b)	The Buyer shall, not later than 2 (two) Business Days after the Closing Date, pay to the Seller the Seller IP Objects Purchase Price by transferring it to the Seller Account .

(c)

The Buyer shall, not later than 2 (two) Business Days from the date of registering the Buyer as an owner of the Trademarks, pay to the Seller PLC the Seller PLC IP Objects Purchase Price by transferring it to the Seller PLC Account.

(d)	The Buyer shall, not later than 2 (two) Business Days after the Closing Date, pay to the Seller the Cards Purchase Price by transferring it to the Seller Account.

5.6	Gross-up

(a)	The Parties agree that:

(I)

all Card transactions performed by the Clients before or on the Portfolio Fixing Date processed by the Payment System before or on the Portfolio Fixing Date comprise a part of the Receivables transferred by the Seller to the Buyer on the Closing Date;

(II)

the Receivables arising from the above mentioned transactions are counted for the purposes of calculating the portfolio Gross Value and subsequent adjustments of the Base Price subject to deducting the Reserves calculated according to Clause 5.3 (Reserves); and

(III)

if, as a result of including and counting the Receivables referred to in paragraph (II) above (subject to deducting the Reserves calculated according to Clause 5.3 (Reserves)), the Base Price increases as compared to its value paid on the Closing Date, the Buyer shall pay to the Seller the amount of such increase in the manner and terms agreed by the Parties.

(b)	The Seller shall, on the Closing Date, transfer to the Buyer positive credit balances on the Clients’ accounts except for the Refused Clients.

5.7	First Base Price Adjustment

(a)	The Business Purchase Price may be adjusted in accordance with this Clause (the “First Base Price Adjustment”).

(b)	Subject to paragraphs (e) – (f) below, the sum of the First Base Price Adjustment shall be equal to the difference between (the “Adjustment Calculation Difference”):

(I)	an amount of 200,000,000 (two hundred million) roubles; and

(II)	the total amount of adjustments in respect of all Involved Employees listed in the Involved Employees list which, prior to 1 October 2020:

(1)	have terminated employment by the Seller;

(2)	have not been reemployed by the Seller or its Affiliate; and

(3)	have not otherwise, directly or indirectly, committed to perform works or services in favour of the Seller or its Affiliates (as employees, independent contractors or on a no fee basis).

provided that, if the sum of the Adjustment Calculation Difference is negative, the sum of the First Base Price Adjustment shall be the mathematical modulus (absolute value) of such difference.

(c)	The Seller shall, on the date falling 90 days from the Closing Date, provide the Buyer with the documents confirming the termination of employment of the Involved Employees.

(d)	The sum of the First Base Price Adjustment shall, within 100 (one hundred) days from the Closing Date, be:

(I)	if the Adjustment Calculation Difference is a positive figure – paid by the Seller to the Buyer Account; and

(II)	if the Adjustment Calculation Difference is a negative number – paid by the Buyer to the Seller Account.

(e)	The amount of the First Base Price Adjustment may not exceed:

(I)	if such amount is payable by the Buyer – 50,000,000 (fifty million) roubles; and

(II)	if such amount is payable by the Seller – 200,000,000 (two hundred million) roubles.

(f)	The amount of adjustment for each Involved Employee may not exceed the adjustment for such Involved Employee set out in the Involved Employees List.

5.8	Second Base Price Adjustment

(a)	If, prior to 1 June 2021, any Involved Employee which has terminated employment by the Seller prior to 1 October 2020:

(I)	is employed by the Seller or its Affiliate; and

(II)

otherwise, directly or indirectly, commits to perform works or services in favour of the Seller or its Affiliates (as employee, independent contractors or on a no fee basis) (the Involved Employees committed actions specified in item (I) above and this item (II), are jointly referred to as “Returned Employees”, and such actions – the “Employee Return”),

The Business Purchase Price may be adjusted by decreasing the Base Price in accordance with this Clause (the “Second Base Price Adjustment”).

(b)

The Seller shall pay the sum of the Second Base Price Adjustment for a Returned Employee by transferring it to the Buyer’s Account within 10 Business Days after an Employee Return but in any case not later than by 7 June 2021.

(c)

Subject to paragraph (d) below, the sum of the Second Base Price Adjustment for each Returned Employee shall be equal to the adjustment amount for such Returned Employee indicated in the Involved Employees List.

(d)	The total amount of the Second Base Price Adjustment may not exceed 250,000,000 (two hundred and fifty million) roubles.

(e)	The Sellers must immediately notify the Buyer of each Returned Employee.

5.9	Third Base Price Adjustment

(a)

If the actual amount of the Base Price as of the Base Price Fixing Moment differs from the amount of the Base Price paid by the Buyer to the Seller as a result of inaccuracy of the information set out in the Confirmation Documents provided by the Seller to the Buyer, the Buyer may require to return the amount comprising positive difference between the amount of the Base Price paid by the Buyer to the Seller and the actual amount of the Base Price as of the Base Price Fixing Moment calculated ignoring such inaccuracy (the “Third Base Price Adjustment”).

(b)	Claims for paying the sum of the Third Base Price Adjustment may be made by 31 December 2020.

(c)

The Seller shall, within 10 (ten) Business Days following the receipt of demand for paying the sum of the Third Base Price Adjustment, notify whether the Seller agrees or disagrees with such demand and, if the Seller disagrees, provide its calculation of the Base Price as of the Base Price Fixing Moment.

(d)

If the Seller disagrees with the Buyer’s demand for paying the sum of the Third Base Price Adjustment, the Parties shall procure for the calculation of the correct Base Price as of the Base Price Fixing Moment by the Independent Calculation Agent within 1 month following the date of the Buyer’s demand for paying the sum of the Third Base Price Adjustment.

(e)	The Independent Calculation Agent shall calculate the correct Base Price as of the Base Price Fixing Moment according to the Agreement with EY.

(f)	The calculation of the Base Price made by the Independent Calculation Agent shall be final and binding for the Parties.

(g)	The minimal amount of the sum of the Third Base Price Adjustment payable by the Seller to the Buyer equals to 30,000,000 (thirty million) roubles.

(h)	The maximal amount of the sum of the Third Base Price Adjustment payable by the Seller to the Buyer equals to the sum of the Base Price and the Fixed Portfolio Price.

(i)	The Seller shall pay the sums of the Third Base Price Adjustment to the Buyer Account:

(I)	within 15 Business Days following the receipt of the Buyer’s demand for paying it, if the Seller has not responded to, or agreed with, such demand; and

(II)

within 5 Business Days following the receipt of the calculation of the Base Price made by the Independent Calculation Agent, if the Seller has disagreed with such demand and the Parties have engaged the Independent Calculation Agent for calculating the Base Price.

(j)	The costs for engaging the Independent Calculation Agent for calculating the Base Price shall be borne:

(I)

by the Seller if the difference between the sums of the Third Base Price Adjustment made by the Independent Calculation Agent and the Seller is higher than the difference between the sums of the Third Base Price Adjustment made by the Independent Calculation Agent and the Buyer;

(II)

by the Buyer if the difference between the sums of the Third Base Price Adjustment made by the Independent Calculation Agent and the Buyer is higher than the difference between the sums of the Third Base Price Adjustment made by the Independent Calculation Agent and the Seller;

(III)

by the Seller and the in equal parts if the difference between the sums of the Third Base Price Adjustment made by the Independent Calculation Agent and the Buyer is equal to the difference between the sums of the Third Base Price Adjustment made by the Independent Calculation Agent and the Seller; and

(IV)

by the Buyer if the difference between the sum of the Third Base Price Adjustment made by the Independent Calculation Agent and the Buyer is less than 30 000 000 (thirty million) roubles (regardless of the difference calculated according to paragraphs (I)-(III) above.

6	ADDITIONAL UNDERTAKINGS

6.1	Assets Undertakings

(a)	The Sellers shall not create, or allow the existence of, any Encumbrances over the Assets.

(b)

The Sellers shall not sell, transfer, dispose of or provide, directly or indirectly, any options, pre-emption acquisition rights or other proprietary rights in respect of the Assets or any part thereof, except for the cases provided for in this Agreement.

6.2	IP Objects

After the date when the relevant IP Object is transferred to the Buyer (unless other date is provided for in the relevant Transfer Agreement), the Sellers shall not use and shall terminate (as well as shall procure, including, if applicable, by way of termination of relevant contracts, for terminating by their Affiliates) the use of such IP Object in any manner save for as permitted under any Transaction Document.

7	INDEMNITIES

7.1	Indemnified Losses from State Authorities’ Claims

(a)	Ground

The Sellers shall, at the written request of the Buyer, jointly and severally compensate all Indemnified Losses suffered by the Buyer if, in connection with the use of any Asset, any persons (including the State Authorities) file claims or suits against the Buyer, its Affiliates and/or their officers with a reference to the circumstances occurred prior to the transfer of such Asset to the Buyer (the “Indemnified Losses from State Authorities’ Claims”).

(b)	Minimal amount

The Buyer may claim for compensation of the Indemnified Losses from State Authorities’ Claims if the total minimal amount of such Indemnified Losses is not less than 10,000,000 (ten million) roubles.

(c)	Maximal amount

The total maximal amount of the Indemnified Losses from State Authorities’ Claims subject to the compensation by the Sellers equals to 200,000,000 (two hundred million) roubles.

(d)	Term

The Buyer may claim for compensation of the Indemnified Losses from State Authorities’ Claims within 1 (one) year from the Closing Date.

7.2	Indemnified Losses from Liability

(a)	Ground

The Sellers shall, at the written request of the Buyer, jointly and severally compensate all Indemnified Losses suffered by the Buyer if, in connection with the use of any Asset, the Buyer, its Affiliates and/or their officers are held liable with a reference to the circumstances occurred prior to the transfer of such Asset to the Buyer (the “Indemnified Losses from Liability”).

(b)	Minimal amount

The Buyer may claim for compensation of the Indemnified Losses from Liability if the total minimal amount of such Indemnified Losses is not less than 10,000,000 (ten million) roubles.

(c)	Maximal amount

The total maximal amount of the Indemnified Losses from Liability subject to the compensation by the Sellers equals to 200,000,000 (two hundred million) roubles.

(d)	Term

The Buyer may claim for compensation of the Indemnified Losses from Liability within 1 (one) year from the Closing Date.

7.3	Indemnified Losses from Challenging

(a)	Ground

The Sellers shall, at the written request of the Buyer, jointly and severally compensate all Indemnified Losses suffered by the Buyer if this Agreement and/or any other Transaction Document is declared invalid, ineffective or unenforceable for any reason except for challenging this Agreement and/or any other Transaction Document by the Buyer or its Affiliates (the “Indemnified Losses from Challenging”) as result of:

(I)

the lack of capacity of any Seller and/or any consent or approval required for any Seller according to applicable laws and/or constitutional documents of any Seller for the execution and/or performance of this Agreement or any other Transaction Documents; and

(II)	the lack or limitation of capacity of any Seller to dispose of/transfer the relevant Asset.

(b)	Minimal amount

The Buyer may claim for compensation of the Indemnified Losses from Challenging if the total minimal amount of such Indemnified Losses is not less than 30,000,000 (thirty million) roubles.

(c)	Maximal amount

The total maximal amount of the Indemnified Losses from Challenging subject to the compensation by the Sellers equals to 2,500,000,000 (two and a half billion) roubles.

(d)	Term

The Buyer may claim for compensation of the Indemnified Losses from Challenging within 3 (three) years from the Closing Date.

7.4	Indemnified Losses from Rights Termination

(a)	Ground

The Sellers shall, at the written request of the Buyer, jointly and severally compensate all Indemnified Losses suffered by the Buyer as a result of termination or loss of any part of the Receivables as a result of any third party filing a claim for the title to the Receivables or any part thereof, including, among other things, on the basis of the existing Encumbrance, with a reference to the circumstances occurred prior to the transfer of the Receivables to the Buyer (the “Indemnified Losses from Rights Termination”).

(b)	Minimal amount

The Buyer may claim for compensation of the Indemnified Losses from Rights Termination if the total minimal amount of such Indemnified Losses is not less than 30,000,000 (thirty million) roubles.

(c)	Maximal amount

The total maximal amount of the Indemnified Losses from Rights Termination subject to the compensation by the Sellers equals to the sum of the Base Price and the Fixed Portfolio Price.

(d)	Term

The Buyer may claim for compensation of the Indemnified Losses from Rights Termination within 3 (three) years from the Closing Date.

7.5	Indemnified Losses from Unenforceability

(a)	Ground

The Sellers shall, at the written request of the Buyer, jointly and severally compensate all Indemnified Losses suffered by the Buyer as a result of unenforceability of the Receivables existing as of the Portfolio Fixing Date on a contractual basis or in court occurring due to inaccuracy of the representations set out in Clause 8.13 (Receivables and agreements with Clients) (the “Indemnified Losses from Unenforceability”).

(b)	Minimal amount

The Buyer may claim for compensation of the Indemnified Losses from Unenforceability if such Indemnified Losses relate to the Receivables which Gross Value is not less than 5% (five percent) of the Gross Value of the Receivables as at the Base Price Fixing Moment.

(c)	Maximal amount

The total maximal amount of the Indemnified Losses from Unenforceability subject to the compensation by the Sellers equals to the sum of the Base Price and the Fixed Portfolio Price.

(d)	Term

The Buyer may claim for compensation of the Indemnified Losses from Unenforceability within 3 (three) years from the Closing Date.

7.6	Seller’s Indemnified Losses

(a)	Types of the Seller’s Indemnified Losses

The Buyer shall, at the written request of the Seller compensate all Indemnified Losses suffered by the Seller if:

(I)	any persons (including the State Authorities) file claims or suits against the Seller, its Affiliates and/or

(II)	the Buyer, its Affiliates and/or their officers are held liable, (jointly – the “Seller’s Indemnified Losses”).

(b)	Ground

The Seller’s Indemnified Losses shall be compensated by the Buyer if such Seller’s Indemnified Losses have occurred as a result of:

(I)	the Seller not having in possession the documents requested from the Buyer according to paragraph (c) of Clause 4.7 (Transfer of Credit Files and Digital Library) and not provided by the Buyer;

(II)	the use by the Buyer of the Database for commercial purposes before the Closing Date or, if the Closing has not occurred, at any time after the date of this Agreement,

provided that, the Parties acknowledge that for the purposes of paragraphs (I) - (II) above, if the Buyer serves the Client on the basis of such Client’s request to the Buyer submitted prior to the Closing Date or as a result of such Client being the Buyer’s client prior to the date of this Agreement or becoming the Buyer’s client prior to the Closing Date as a result of application to the Buyer and requesting its services, such cases are not considered as “use of the Database for commercial purposes by the Buyer”.

(c)	Maximal amount

(I)	The total maximal amount of the Seller’s Indemnified Losses under sub-paragraph (I) of paragraph (b) of Clause 7.6 equals to 20,000,000 (twenty million) roubles.

(II)	The total maximal amount of the Seller’s Indemnified Losses under sub-paragraph (II) of paragraph (b) of Clause 7.6 equals to 200,000,000 (two hundred million) roubles.

(d)	Term

(I)	The Buyer may claim for compensation of the Seller’s Indemnified Losses under sub-paragraph (I) of paragraph (b) of Clause 7.6 within 5 (five) years from the Closing Date.

(II)

The Buyer may claim for compensation of the Seller’s Indemnified Losses under sub-paragraph (II) of paragraph (b) of Clause 7.6 within 3 (three) years from the Closing Date and, if the Closing has not taken place, within 3 (three) years after the date of this Agreement.

7.7	The calculation of the Buyer’s Indemnified Losses

(a)	If the circumstances specified in Clauses 7.1-7.5 occur, the amount of the Indemnified Losses subject to the compensation by the Sellers shall count, among other things, all of the following amounts:

(I)	in respect of the Indemnified Losses from Challenging (without limitation of other amounts specified in this Clause 7.7) the amount equal to A + B – C, where:

(1)	A - court-determined monetary assessment of the Buyer’s obligations to return received under an invalid transaction;

(2)	B – the applicable amounts of the Indemnified Losses specified in paragraphs (II) – (IV); and

(3)

C– a monetary assessment determined by the court of the obligations of the other Party to an invalid transaction to return to the Buyer assets received actually performed in favour of the Buyer (including by way of set off);

(II)	the sum of all reasonable and documented expenses incurred by the Buyer to preserve and / or restore the right to the relevant Asset, the right to which has been by the Buyer;

(III)	the sum of all reasonable documented expenses incurred by the Buyer as a result of or in connection with the loss or forfeiture of title to the relevant Asset;

(IV)

the sum of all reasonable and documented expenses incurred by the Buyer, its Affiliates and/or their officials in connection with the protection of their rights in connection with the occurrence of relevant circumstances, including fines paid, legal fees, appraisers and other professional consultants, court costs incurred in connection with the court’s consideration of the case, as well as all costs, penalties and payments that the Buyer, its Affiliates and/or their officials incurred in connection with bringing to legal responsibility, executing a court (arbitration) decision, entering into an amicable agreement and/or settling a civil dispute, a controversial situation.

(b)

The Parties agree that the multiple compensation of one and the same amounts of any Indemnified Losses suffered by any of the Parties may not be brought to the other Party with a reference to different grounds set out in this Clause 7.7 above.

7.8	Calculating the Seller’s Indemnified Losses

If circumstances specified in Clause 7.6 (Seller’s Indemnified Losses) occur the amount of the Indemnified Losses subject to the compensation by the Buyer shall count, among other things, including the amount of all reasonable and documented expenses incurred by Seller, its Affiliates and/or their officers in connection with the protection of their rights in connection with the occurrence of the relevant circumstances, including paid fines, costs of legal services, services of appraisers and professional advisors, court costs incurred in connection with the consideration of the court case, as well as all expenses, penalties and charges which the Seller, its Affiliates and/or their officers incurred in connection with the involvement of legal liability, the execution of the court (arbitration) decisions, conciliation and/or settlement of disputes.

7.9

Indemnified Losses are subject to compensation by paying the amounts of the corresponding Indemnified Losses within 20 (twenty) Business Days from the date of submitting a written claim for compensation of the Indemnified Losses accompanied by copies of documents confirming and/or justifying their amount.

8	REPRESENTATIONS OF THE PARTIES

8.1	Representations

8.1.1

All representations set out in Clauses 8.2 (Status) - 8.11 (Financial Solvency) and paragraph (e) of Clause 8.12 (Assets), are given by each Party in relation to itself (if applicable). Each Party relies on such representations made by each other Party, and their veracity is of material importance to each Party.

8.1.2

All representations set out in Clauses 8.12 (Assets) (except for paragraph (e) of Clause 8.12 (Assets)) – 8.16 (Protection of the Information), are given simultaneously by the Seller and the Seller PLC to the Buyer. The Buyer relies on such representations of the Seller and the Seller PLC, and their veracity is of material importance to the Buyer.

8.1.3

Each Party agrees in writing to notify the other Parties of any facts, events or circumstances that are known to that Party on the date hereof or may become known to such Party after the date hereof but prior to the date of transfer of rights to the relevant Asset and which, in the reasonable opinion of such Party, cause or could cause full or partial inaccuracy of any representations provided under this Clause immediately after such Party became aware of the relevant events, facts and circumstances. Such notice must contain a detailed description of the relevant facts, events and circumstances, and describe the reasons why the relevant facts, events and circumstances cause, or may cause, the full or partial inaccuracy of any representation made by the relevant Party.

8.2	Status

(a)

The Seller is a bank duly established and operating in accordance with the applicable law, and complies with the norms of applicable law governing its activities and mandatory standards for its activities.

(b)

The Seller’s banking license has not been revoked, cancelled, or suspended; there are no applications or requests submitted to the Bank of Russia for revocation of the Seller’s banking license; the Bank of Russia has not appointed a temporary administration or authorised representative of the Bank of Russia in relation to the Seller in connection with revocation of the banking license.

(c)	The Seller PLC is a company duly established and legally operating in accordance with the laws of the Republic of Cyprus.

(d)

The Seller PLC has all authorisations and licenses required for its operation, for entering into and performance of the Agreement. The Seller PLC complies with all licensing requirements and conditions in accordance with applicable law; such authorisations and licenses have not been revoked, cancelled, suspended or otherwise terminated.

(e)	The Seller and the Seller PLC are the lawful owners of the property owned by them. The Seller and the Seller PLC operate in accordance with applicable law.

(f)

The Buyer is a bank duly established and operating in accordance with the applicable law, and complies with the norms of applicable law governing its activities and mandatory standards for its activities.

(g)

The Buyer’s banking license has not been revoked, cancelled, or suspended; there are no applications or requests submitted to the Bank of Russia for revocation of the Buyer’s banking license; the Bank of Russia has not appointed a temporary administration or authorised representative of the Bank of Russia in relation to the Buyer in connection with revocation of the banking license.

8.3	Legal Capacity and Authority

(a)

Each Party has the legal capacity and authority to enter into and to perform the Transaction Documents and transactions contemplated for by them and has obtained all necessary consents and approvals to enter into and to perform the Transaction Documents in accordance with applicable law, as well as relevant constituent and other internal documents, including approval of transactions contemplated by the Transaction Documents.

(b)

The representatives of each Party who have signed this Agreement, and any documents, instructions and orders aimed at its performance, have (or will have at the time of the signing) all necessary authorities effected in compliance with the requirements of applicable law and the requirements of the constitutive documents of the respective Party.

8.4	Validity

Each Transaction Document, with the exception of the Non-compete Agreement, represents a legal and valid obligation in accordance with applicable law which can be enforced in the Russian Federation.

8.5	No Conflict

The conclusion and execution by the relevant Party of each of the Transaction Documents and the transactions contemplated by them is not in conflict with:

(a)	any applicable law;

(b)	to the extent applicable, to the constituent and other internal documents of the relevant Party;

(c)	to the extent applicable, any decisions of the relevant Party’s governing bodies; and

(d)	any other documents or agreements that are binding on the relevant Party.

8.6	Compliance with Legislation

The relevant Party’s business activities are conducted in accordance with applicable law.

8.7	Absence of Inability to Perform Obligations

In respect of each Party:

(a)	as of the date of the Agreement, there is no act, order, decree or other decision of the State Authority;

(b)

as of the date of the Agreement, no judicial, administrative or arbitral proceedings that affect the interests of such Party or its property have been initiated, suspended or, to the best of the knowledge of the relevant Party, threatened;

(c)	as of the date of the Agreement, to the best of each Party’s knowledge, no investigation or other similar procedure against such Party is being conducted, suspended or threatened,

(d)

which in each case have or may have a material adverse effect on the ability of the relevant Party to perform its obligations under this Agreement, the Transaction Document or any other document issued in connection with them.

8.8	Authorisations

As of the date of this Agreement, all authorisations and consents required by each Party:

(a)	in connection with the entering into, performance, ensuring the validity and enforceability of each Transaction Document and the transactions contemplated by it; and

(b)	for its operation,

have been obtained and are valid.

8.9	Registration Requirements

No notarial actions are required in connection with any Transaction Document. No Transaction Document requires to be registered or any registration is required in connection with any Transaction Document, including in any governmental authorities or institutions of the Russian Federation, except for registration of rights in respect of the IP Objects.

8.10	Fees and Duties

As of the date of this Agreement, no payment of any government or registration fees, taxes or duties in connection with the Transaction Documents is required, except for stamp duties for registration of rights in respect of the IP Objects.

8.11	Financial Solvency

(a)

No judicial or other actions aimed at compulsory or voluntary liquidation, introduction of temporary administration, reorganisation, or other measures to prevent bankruptcy are taken against each Party, and no procedures applied in bankruptcy proceedings established by applicable law have been introduced in respect each Party.

(b)	No Party has been declared insolvent(bankrupt), and no liquidation commission (liquidator), bankruptcy manager, or similar body or official has been appointed in respect of any Party.

(c)

No court, arbitration or administrative proceeding is being conducted any Party in any court, arbitration court or authority that may lead to the inability to perform the obligations of the relevant Party under the Agreement or any Transaction Document, or may lead to challenging of such performance or declaring the Agreement or any Transaction Document null or void.

8.12	Assets

(a)	The Seller and the Seller PLC have a legal and valid title to the Assets, and this title is not disputed by any third parties.

(b)	There are no Encumbrances in respect of the Assets.

(c)

None of Sellers has received any written notice of any legal proceedings or claims or demands seeking to challenge the title to any Asset, and none of the Sellers is aware of any person’s intention to bring such claims or demands, or of the existing grounds for bringing such claims or demands.

(d)

None of the Sellers has served notice of any legal proceedings, claims or demands against any third party for infringement or potential infringement of rights in respect of the IP Objects, and, to the best knowledge of the Sellers, there are no grounds for filing such claims or demands.

(e)

The Business Purchase Price, the Seller IP Objects Purchase Price and the Seller PLC IP Objects Purchase Price determined in the manner prescribed by the Agreement, fully corresponds to the market price of the respective Assets. The Agreement does not contain any other provisions that the Seller or the Seller PLC or the Buyer do not consider to be on arm’s length basis, or that they consider to be burdensome or not following their commercial interests.

8.13	Receivables and agreements with Clients

(a)

The Seller and Seller PLC have fulfilled all requirements of applicable law and Hybrid Agreements (including all the requirements established by the Civil Code and relevant legislation on consumer protection and information protection) with regard to entering into Hybrid Agreements, issuing a loan, and servicing each loan that affect the validity of Hybrid Agreements.

(b)

Each Loan Agreement has been entered into in full compliance with applicable law, is valid and enforceable in accordance with its terms, and there are no grounds for declaring it as null, void, contested, or unconcluded (either in whole or in part).

(c)	As of the date of the Agreement, there are no significant violations of the Seller’s obligations under any Loan Agreement affecting its validity.

(d)

The debt of the Clients or any part thereof which form the Receivables were not subject to Encumbrances, factoring, transfer of debt, assignment in any other form, have not been sold and is not a subject of any obligation for their sale or assignment, including based on agreements with third parties, which were not executed in written form.

(e)

The Seller has properly formed Credit Files with respect to the Clients whose Receivables’ Gross Value is at least 95% (ninety-five percent) of the Gross Value of the portfolio of Receivables. The Seller has properly formed Credit Files with respect to at least 95% (ninety-five percent) of all Clients in respect of whom Hybrid Agreements Rights and Hybrid Agreements Duties are being transferred under this Agreement. for whom Mixed rights and Mixed obligations are transferred in accordance with this Agreement.

8.14	Information

(a)

All factual information provided by the Seller and the Seller PLC to the Buyer in connection with the Transaction Documents is true and accurate as of the date of its provision or (as applicable) as of the date (if any) indicated as the date of its provision.

(b)	The Seller and the Seller PLC did not conceal any information that, if disclosed, would cause any other information referred to in paragraph (a) above to become inaccurate or misleading.

(c)

Since the date of provision of the information specified in paragraph (a) above, no circumstances have arisen that, if disclosed, would cause the information provided to become inaccurate or misleading.

8.15	IP Objects

(a)	The Seller PLC is the sole legal owner of the Trademarks.

(b)	The Seller PLC is the sole legal administrator of the Seller PLC Domains.

(c)	The Seller is the sole legal administrator of the Seller Domains.

(d)	The Seller is the legal owner of the Database;

(e)	The Seller is the sole legal administrator of Social Network Accounts;

(f)	The definition of term “Trademarks” includes a complete list of Business-related trademarks as listed in the relevant definition.

(g)	Definitions of terms “Seller Domains” and “Seller PLC Domains” include a complete list of Business-related domains that are administered by any of the Sellers.

(h)	The definition of term “Social Network Accounts” includes a complete list of Business-related pages/groups/communities in social networks that are administered by any of the Sellers.

(i)

None of the Sellers has granted any rights to use or permission for the use of the IP Objects to any persons, except for the use of the Trademarks and the Domains by the Sellers themselves, as well as Merchant Partners.

(j)

All agreements and other transactions based on which any of the Sellers has acquired rights in respect of the IP Objects have been entered into and performed and/or are being performed without violation of the applicable law and their terms, and, to the best of the Sellers’ knowledge, there are no grounds for their termination, cancellation, challenge and/or invalidation.

(k)

The transfer of rights to the IP Objects to the Buyer will not cause any obligation for the Buyer to pay any remuneration to any third party (except for mandatory payments related to maintaining of registrations in respect of the IP Objects).

(l)

All payments, including government fees and duties, payable by any of the Sellers for the acquisition and maintenance of the rights in respect of the IP Objects are being paid and have been paid on time, in full and in due course, and no person has given any written notice to any Seller of any violations or non-performance of any payment obligation that is outstanding by the date of this Agreement or by the Closing Date.

(m)	To the best of the Sellers’ knowledge, no third party has violated or is violating any rights with respect to the IP Objects.

(n)

None of the Sellers has received any written claims and / or demands (including court claims) from third parties of infringement of the rights of third parties during the use of the IP Objects, and, to the best knowledge of the Sellers, there are no grounds for such claims.

(o)

There are effected documents with respect to all consultants and contractors who participated in the development of the IP Objects confirming that the Seller holds exclusive rights to the relevant IP Objects and the rights to register them.

(p)

The Sellers do not have any financial obligations related to the development or registration of the IP Objects to consultants, contractors, authors and/or employees who participated in the development of the IP Objects.

(q)	When the Buyer uses the IP Objects no the rights of third parties will be violated.

8.16	Protection of the Information

(a)

Each Seller has always made reasonable efforts to protect its trade secrets and confidential information related to the Business, and has not disclosed any trade secrets or confidential information related to the Business to any third parties, except under a written confidentiality agreement.

(b)	Each Seller has always made reasonable efforts to protect the Database and has disclosed information contained in the Database only when permitted by law.

(c)

No trade secrets or confidential information of any Seller related to the Business have been obtained improperly and have been used in violation of any applicable confidentiality obligations. The Database has not been obtained improperly and has not been used in violation of any applicable confidentiality obligations.

(d)

Each Seller complies with and has complied with all requirements provided for by applicable law regarding data protection, bank secrecy and processing of personal data in connection with the Business (including in relation to the Database) and the transfer of the Database in accordance with the Transaction Documents, including:

(1)	each Seller has obtained and is receiving all necessary consents to the processing of personal data and bank secrecy in accordance with the requirements of applicable law; and

(2)

each Seller has collected, recorded, systematised, accumulated, stored, clarified (updated, modified), extracted, used (distributed, provided, accessed), depersonalised, blocked, deleted, destroyed and otherwise processed personal data in accordance with the requirements of applicable law.

(e)

None of the Sellers has received any notification, order or other communication from Roskomnadzor or any other State Authority in connection with Business (including in connection with the processing of the Database), which would mention any alleged or actual violation of the provisions of applicable law regarding data protection and/or personal data processing, or would require the deletion of any data, or prohibit the transfer of data to any third party.

(f)

No person has made any claim to, or received any compensation for, any violation of their rights under the applicable law related to Business in relation to protection of data, processing of personal data and/or bank secrecy, and no person has any right to seek such compensation or initiate any proceedings for violation of their rights under the applicable law related to data protection, processing of personal data and/or bank secrecy.

(g)

Sellers have the right to disclose to the Buyer the information that is transferred to the Buyer in accordance with this Agreement, including the right to disclose information regarding the Cards, the Clients and the Involved Employees, which constitutes bank secrecy, personal data and other secrets protected by applicable law.

8.17	Timing of Representations

All representations set out in this Clause are made by the Seller and the Seller PLC on the date of this Agreement, the date of execution of each Transaction Document, Communication Date, Portfolio Fixing Date and Closing Date.

9	MODIFICATION, TERMINATION AND INVALIDITY

9.1	This Agreement may be amended only by written agreement of all Parties.

9.2

In accordance with Clause 451 (Modification and termination of the contract due to a material change in circumstances) of Civil Code, a material change in circumstances on which the Parties relied in executing this Agreement may not be a ground for its modification or termination.

9.3	Termination of this Agreement does not entail the termination of Clauses 10 (Confidentiality) – 17 (Counterparts and language).

9.4

Any Party’s refusal to this Agreement (performance of this Agreement) is inadmissible, except for the cases expressly allowed by the terms of this Agreement. Such refusal may be made by the relevant Party by notifying the other Parties in writing of the refusal of this Agreement (performance of this Agreement), and this Agreement shall automatically terminate upon receipt of such notification by all such other Parties.

9.5

Subject to Clause 3 (Termination conditions) and Clause 9.7, the Buyer may, at its sole discretion, unilaterally terminate this Agreement (performance of this Agreement) at any time prior to the Communication Date by sending a corresponding written notice to the other Parties. The Buyer’s right for unilateral refusal of this Agreement (performance of this Agreement) set out in this clause 9.5 is subject to (within the meaning of paragraph 3 of Clause 310 of the Civil Code) the obligation of the Buyer to pay to the Seller or, at the discretion of the Seller in a form of a written instruction to the Buyer, to the Seller PLC:

(a)	150,000,000 (one hundred fifty million) roubles (“Break-up Fee”); and

(b)

amounts of all reasonable and documented expenses that the Seller and the Seller PLC have incurred in connection with the preparation, approval and execution of the Transaction Documents, as well as the performance of rights provided for in any Transaction Document, in the aggregate amount of not more than 10,000,000 (ten million) roubles.

9.6

From the moment when the Buyer exercises the right to terminate this Agreement (performance of this Agreement) set out in Clause 9.5, the Buyer’s obligations under this Agreement are terminated and, from the moment of such termination, the Buyer has shall pay the Break-up Fee. The Buyer’s obligation to pay the Break-up Fee set out in Clause 9.5 shall be performed within 5 (five) Business Days from its occurrence.

9.7

Notwithstanding any other provision of this Agreement, the Break-up Fee is not payable if the Buyer terminates this Agreement prior to the Closing Date if any of the obligations of the Seller and/or the Seller PLC, filling within the scope of responsibility of the Sellers, has not been fulfilled according to the terms set out in Clause 4 (Closing). For the avoidance of doubt:

(a)

if it is set out in Clause 4 (Closing) that the term for performing the obligations of the Seller and/or Seller PLC is “not later than on the Closing Date” or “prior to the Closing Date” or “on the Closing Date”, such obligation shall not be deemed as binding until the Closing Date (inclusively);

(b)

the transfer by Sellers of any information under this Agreement in a format not agreed by the Parties in writing shall not constitute a ground for the Buyer to unilaterally and extra judicially terminate this Agreement (the performance of this Agreement) at its discretion at any time before the Closing Date; and

(c)	a failure or refuse by the Sellers to provide information / or documents set out in Clause 4 (Closing) which must be provided in the Agreed Form shall be deemed as the Factual Sellers’ Repudiation.

9.8

Failure by any Party to exercise any right under this Agreement or the laws of the Russian Federation at any time does not constitute a waiver of the relevant right in the future, subject to the provisions of the laws of the Russian Federation and this Agreement.

9.9

The Parties acknowledge that, if one or more provisions of this Agreement is declared invalid, illegal or unenforceable in any respect in the opinion of a State Authority, the validity, legality and enforceability of the rest provisions of this Agreement shall not be affected in any manner. The Parties shall, acting in good faith, make all necessary efforts to replace an invalid, illegal or unenforceable, in the opinion of a State Authority, provision of this Agreement with a valid, legal and enforceable provision, which effect will be as close to the actual will of the Parties in respect of the terms set out in the invalid, illegal or unenforceable provision assumed in executing this Agreement as possible (to the extent that it does not violate mandatory provisions of the legislation of the Russian Federation).

10	CONFIDENTIALITY

10.1

Each Party shall, and shall ensure that its Affiliates will, keep confidentiality in respect of the fact of executing, and the terms of, this Agreement and other Transaction Documents, as well as information received from other Parties in connection with the negotiation and execution of this Agreement and other Transaction Documents, including information relating to any Party (the “Confidential Information”).

10.2	Each Party shall not:

(a)	transfer originals or copies of documents containing Confidential Information to third parties;

(b)	disclose or allow any Confidential Information to be disclosed to third Parties or otherwise made public; and

(c)	use Confidential information for the purposes not related to the performance of obligations under this Agreement.

10.3	The obligation of confidentiality provided for in Clauses 10.1 and 10.2 shall not apply to:

(a)	the information independently developed by the relevant Party or legally obtained from a third party to the extent that the disclosing Party has the right to disclose it;

(b)

provided that the disclosing Party notifies the other Parties in advance of a contemplated in accordance with this paragraph 10.3(b) disclosure, and consults in good faith and considers the recommendations of other Parties regarding the form, scope, timing and other material terms of disclosure of the Confidential information, based on:

(I)	disclosure of the Confidential Information to the extent required by applicable law, stock exchange rules, a court or arbitration decision, or a legitimate request from a competent State Authority;

(II)

the disclosure of the Confidential Information in accordance with the requirements of the US Securities and Exchange Commission (SEC), the rules of the National Association of US Securities Dealers (NASDAQ) and Moscow Exchange PJSC (MOEX); and

(III)	disclosure of the Confidential Information to any rating agencies, banks and other credit or financial institutions, specialized depositories and auditors;

(c)	provided that each relevant person undertakes confidentiality obligations similar to those that the Parties undertake in accordance with this Clause, on the:

(I)	disclosure of confidential information to a Party’s Affiliates to the extent that Such disclosure is required to achieve the purposes of this Agreement;

(II)

disclosure of confidential information to a Party’s professional advisers to the extent that Such disclosure is required for their professional activities in advising the relevant Party in connection with the conclusion, performance or termination of this Agreement or any other Transaction Document;

(d)	to disclose information for the purpose of resolving disputes under this Agreement or transaction Document; or

(e)	to publicly available information (but not made publicly available as a result of a violation of this Clause).

10.4

Each Party must inform the persons referred to in 10.3(c) and receiving Confidential information, that such information is confidential, to instruct them that they must keep it confidential and not to disclose it to any third party (except those which it has already been disclosed in accordance with the terms of this Agreement), and provide a conclusion with them of the confidentiality agreement.

11	EXPENSES

11.1

Subject to the provisions of Clause 9.5 and Clause 11.2 below, any costs, expenditures and expenses related to the approval, preparation and performance of this Agreement and other Transaction Documents shall be borne by each of the Parties independently.

11.2

In the event of Factual Seller’s Repudiation, the Sellers shall, on the Buyer’s first demand, reimburse Buyer for any reasonable and documented expenditures and expenses relating to the preparation, negotiations and signing of this Agreement and the Transaction Documents, including the expenses associated with the due diligence of the Assets and expenses for payment of legal and other professional services fees in a total not exceeding of 10,000,000 (ten million) roubles.

12	ASSIGNMENT

None of the Parties may assign, transfer or otherwise dispose of any of its rights and obligations under this Agreement, or grant, assert, create or alienate any rights or interests in it without the prior written consent of the other Party.

13	NOTIFICATIONS

13.1

Except as otherwise provided in this Agreement or required by applicable legislation, any notification or other communication under or in connection with this Agreement (the “Notification”) shall be made by the Party (or its duly authorized representative) in writing and delivered by hand or sent by recorded delivery post (with acknowledgement of receipt and prepaid postal charges) or sent by courier or by commercial courier (with acknowledgement of receipt and prepaid courier services) to the address and to the attention of the person specified below, in each case with the mandatory submission of a copy of the Notification to the corresponding email address:

(a)	Seller:

Address: Russian Federation, 117648, Moscow, microdistrict. Chertanovo Severnoye, 1A, bldg. 1

Attention: Chilikina Evgenia Vladimirovna, Shevchenko Maria Andreevna

Email address: e.chilikina@qiwi.com; ma.shevchenko@qiwi.com

(b)	Seller PLC:

Address: 12 Kennedy Avenue, Kennedy Business Center, 2nd floor, 1087, Nicosia, Cyprus

Attention: Kim Boris Borisovich, Filius Yang

Email Address: Boris@bkim.org; p.yiangou@qiwi.com; office@qiwi.com.cy

(c)	Buyer:

Address: 14 Krasnopresnenskaya embankment, building 1, Moscow, 123100

Attention: A.P. Osnos, K. Sokolov

Email address: aosnos@sovcombank.ru; sokolov@sovcombank.ruBuyer:

13.2

Notification shall be considered received by the addressee by hand, and if send by recorded delivery post or by courier or by commercial courier – at the time of delivery at the specified address, in each case provided that upon delivery after 5:00 p.m. on any day or on a day that is not a Business Day, delivery is deemed to be completed at 9:00 a.m. of the next Business Day (in each case according to the local time of the addressee’s location).

13.3

Each Party shall notify the other Party in writing of a change to its details in order to receive Notifications provided for in this Clause 13 (Notifications). New details for receiving Notifications by the relevant Party shall enter into force within 3 (three) Business days after their receipt by the other Party, unless a longer period is provided for by the relevant notification on changing details. In the absence of such notification, Notifications sent based on details specified by the Party are considered to have been sent properly.

14	LIABILITY

14.1

In case of a breach by any Party of its obligations under this Agreement or any other Transaction Document, the breaching Party shall reimburse the other Party the actual damages caused as a result of such violation, regardless whether the Indemnified Losses have been reimbursed by the breaching Party in accordance with Clause 7 (Indemnities)or not.

14.2

Unless expressly provided for in this Agreement, the Parties are entitled to use any judicial or non-judicial means of protecting their rights provided for by applicable legislation that are not expressly provided for in this Agreement.

14.3

In accordance with paragraph 3 of article 401 (Grounds for liability for breach of an obligation) of the Civil Code, a Party that has failed to perform or improperly performed any obligation provided for in this Agreement shall bear the liability provided for by applicable legislation and this Agreement.

14.4

The Sellers accept a joint and several liability to pay the Buyer a penalty in the amount of RUR 150,000,000 (one hundred and fifty million) in the event of a circumstance being the Factual Sellers’ Repudiation.

15	ANTI-CORRUPTION CLAUSE

15.1

When performing obligations under this Agreement, the Parties, their affiliates, employees, or intermediaries do not pay, offer to pay, or authorize the payment of any funds or valuables, directly or indirectly, to any person to influence actions or decisions of such persons in order to obtain any improper benefits or with other improper purposes. When performing obligations under the Agreement, the Parties, their affiliates, employees or intermediaries do not carry out actions qualified by the applicable legislation for the purposes of this Agreement, such as giving/receiving a bribe, commercial bribery, as well as actions that violate the requirements of applicable legislation and international acts on countering the legitimization (laundering) of proceeds of crime.

15.2

If a Party suspects that a violation of any of the provisions of the previous Clause has occurred or may occur, the relevant Party shall notify the other Parties in writing. In such written notification, the Party must refer to the facts or provide materials that confirm or give grounds to assume that there has been or may be a violation of any provisions of this Clause by the counterparty, its affiliates, employees or intermediaries resulting in actions qualified by applicable legislation, such as giving or receiving a bribe, commercial bribery, as well as actions that violate the requirements of applicable legislation and international acts on countering the legitimation of proceeds of crime. After receiving such a written notification, the Party that received it must provide a written explanation in response to the facts and/or assumptions set forth in such a written notification within 10 (ten) Business days from the receipt of the written notification mentioned above.

16	DISPUTE RESOLUTION AND GOVERNING LAW

16.1

The rights and obligations of the Parties under this Agreement and other legal relations arising out of this Agreement shall be governed in accordance with the laws of the Russian Federation. Any dispute, controversy, complaint and/or claim arising out of or in connection with this Agreement, including the entry into force, execution, amendment, performance, breach, termination, validity, including any non-contractual obligations which can arise out of or in connection with this Agreement, shall be referred to and finally resolved by arbitration administered by the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation (“ICAC”) in accordance with its applicable regulations and rules (“ICAC Rules”).

16.2

An arbitral tribunal shall consist of 3 (three) arbitrators. The Buyer shall select 1 (one) arbitrator and the Sellers shall select 1 (one) arbitrator. The third and presiding arbitrator shall be elected by the arbitrators elected by the Parties or for them. The arbitrations can be appointed either from the ICAC’s lists or not from such lists.

16.3

If the claimant and / or respondent have not exercised their right to appoint an arbitrator within the prescribed time limit, or if the two arbitrators have not reached an agreement on the appointment of a presiding arbitrator, such arbitrator(s) shall be appointed by the ICAC in accordance with the ICAC Rules. In such cases, the arbitrator(s) already appointed shall retain their powers.

16.4	The seat of the arbitration shall be Moscow, Russian Federation.

16.5	The language of the arbitration shall be Russian.

16.6	An arbitral award shall be final for the Parties, it shall enter into force on the date when it is rendered and is not subject to annulment.

16.7

The Parties by their express agreement exclude the possibility of submitting an application to a competent state court for a decision on the absence of competence of the arbitral tribunal in connection with the issuance by the arbitral tribunal of a separate ruling on the preliminary issue of its competence.

16.8

The Parties by their express agreement exclude the possibility of consideration by a state court of the issue of appointing arbitrators, recusal of arbitrators or terminating their powers on other grounds.

16.9

Nothing in this Clause restricts the right of either Party to apply to any competent court for interim measures or for the recovery of evidence (either before or after the commencement of arbitration), as well as to apply for recognition and enforcement of the arbitral award.

16.10

For the avoidance of doubt, any matters to which the provisions of Russian law applicable to arbitration proceedings in the territory of the Russian Federation might apply are resolved in accordance with this Clause and the ICAC Rules.

17	COUNTERPARTS AND LANGUAGE

(a)	This Agreement is made in Russian and English in 3 copies in each language. Each copy is executed by all Parties and has equal legal force, one original copy in Russian and English for each Party.

(b)	If there is a discrepancy between the Russian and English versions of this Agreement, the Russian version shall prevail.